Exhibit (k)(2)(2)

AMENDED & RESTATED EXPENSE LIMITATION AND REIMBURSEMENT AGREEMENT

FS MVP Private Markets Fund

This Amended & Restated Expense Limitation and Reimbursement Agreement (the “Agreement”), dated as of the 1st day of January 2026, by and between FS MVP Private Markets Fund, a Delaware statutory trust (the “Fund”), and Portfolio Advisors, LLC, an investment adviser registered with the Securities and Exchange Commission under the Investment Advisers Act of 1940, (the “Adviser”).

WITNESSETH:

WHEREAS, the Fund is registered under the Investment Company Act of 1940 (the “1940 Act”) as a non-diversified, closed-end management investment company;

WHEREAS, the Adviser acts as investment adviser to the Fund pursuant to an Amended and Restated Investment Management Agreement with the Fund dated as of February 17, 2026 (the “Investment Management Agreement”), pursuant to which it is paid an investment management fee (the “Investment Management Fee”);

NOW, THEREFORE, in consideration of the Fund engaging the Adviser pursuant to the Investment Management Agreement and other good and valuable consideration, the parties to this Agreement agree as follows:

1.	Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Fund’s Prospectus as currently in effect.

2.	The Adviser agrees to (i) waive reimbursement of and/or pay certain of the Fund’s “ordinary operating expenses” (as defined herein) (or to cause its affiliates to waive and/or pay such expenses) (the “Ordinary Operating Expense Limitation Waiver”) to the extent necessary to ensure that the Fund’s ordinary operating expenses (defined below) for each class of its shares of beneficial interest (“Shares”), as applicable, do not exceed 0.35% of average monthly net assets on an annualized basis (the “Ordinary Operating Expense Limitation”) and (ii) waive the Investment Management Fee and other fees payable to it by the Fund, and to pay or absorb expenses of the Fund (the “Expense Limitation Waiver”) so that the Total Annual Expenses of the Fund (excluding taxes, interest expense, deferred financing costs, brokerage commissions, certain transaction-related expenses, extraordinary expenses, acquired fund fees and expenses, the Investment Management Fee and the Incentive Fee) will not exceed 2.00%, 1.00% and 1.25% of the average monthly net assets of Class A Shares, Class I Shares and Class D Shares, respectively, of the Fund on an annualized basis (the “Expense Limitation”). Because of the Adviser’s commitment to limit the Fund’s ordinary operating expenses through the application of the Ordinary Operating Expense Limitation, the Adviser expects that the Fund’s Total Annual Expenses (excluding taxes, interest expense, brokerage commissions, certain transaction-related expenses, extraordinary expenses, acquired fund fees and expenses, any distribution and/or shareholder servicing fees, the Investment Management Fee and the Incentive Fee) will not exceed the Expense Limitation.

Exhibit (k)(2)(2)

For purposes of this Agreement, “ordinary operating expenses” for a class of Shares shall consist solely of (a) all ordinary expenses of the Fund attributable to such class, including administration fees, transfer agent fees, Organization and Offering Expenses (as defined in the Administration Agreement between the Fund and the Adviser), fees paid to the Fund’s trustees and administrative services expenses. For the avoidance of doubt, “ordinary operating expenses” exclude taxes, interest expense, deferred financing costs, brokerage commissions, certain transaction-related expenses, extraordinary expenses, acquired fund fees and expenses, any distribution and/or shareholder servicing fees, the Investment Management Fee and the Incentive Fee. With respect to any administrative services expenses and Organization and Offering Expenses (as such term is defined in the Administration Agreement between the Fund and the Adviser) of the Fund, the Adviser shall maintain a substantially consistent methodology to ensure that (a) such expenses are appropriately classified as ordinary operating expenses and (b) its internal allocation of such expenses to the Fund is fair and reasonable and consistent with its fiduciary duties to the Fund. The Ordinary Operating Expense Limitation applies exclusively to “ordinary operating expenses” as defined herein and operates independently of, and in addition to, the Expense Limitation.

To the extent that, in any measurement period, the Fund’s ordinary operating expenses attributable to a class of Shares would exceed the Ordinary Operating Expense Limitation absent an Ordinary Operating Expense Limitation Waiver, the Adviser shall waive and/or assume such excess in the following order: first, Organization and Offering Expenses (as defined in the Administration Agreement between the Fund and the Adviser) attributable to such class, and second, to the extent any excess remains after application of the foregoing, administrative services expenses, administration fees, transfer agent fees and fees paid to the Fund’s trustees attributable to such class, in each case to the extent necessary to cause the Fund’s ordinary operating expenses for such class not to exceed the Ordinary Operating Expense Limitation.

3.	Unless sooner terminated by the Board of Trustees of the Fund (the “Trustees”) as provided in Section 4 of this Agreement, this Agreement will have a term ending one (1) year from January 1, 2026.

4.	This Agreement may be terminated at any time, and without payment of any penalty, by the Trustees, on behalf of the Fund, upon thirty (30) days’ written notice to the Adviser. This Agreement may not be terminated by the Adviser without the consent of the Trustees.

5.	With respect to an Expense Limitation Waiver, for a period not to exceed (3) three years from the date on which such Expense Limitation Waiver is made by the Adviser, the Adviser may recoup amounts waived or assumed, pursuant to the Expense Limitation (“Expense Limitation Recoupable Amounts”), provided that the extent of the Expense Limitation Recoupable Amounts does not cause the Fund’s expense ratio (after recoupment) to exceed the lesser of (a) the Expense Limitation in effect at the time of the Expense Limitation Waiver, or (b) the Expense Limitation in effect at the time of the recoupment.

For each measurement period, the Fund’s Total Annual Expenses (excluding taxes, interest expense, deferred financing costs, brokerage commissions, certain transaction-related expenses, extraordinary expenses, acquired fund fees and expenses, the Investment Management Fee and the Incentive Fee) shall be calculated and compared against the Expense Limitation. Any such expenses that would exceed the Expense Limitation for such period shall be waived or assumed by the Adviser in accordance with Section 2, and the amount of such Expense Limitation Waiver (together with the class and measurement period to which they relate) shall be recorded by the Fund as Expense Limitation Recoupable Amounts eligible for recoupment by the Adviser in future periods, subject to the rolling three-year limitation set forth in the preceding paragraph.

Exhibit (k)(2)(2)

In any subsequent measurement period in which the Fund’s expenses attributable to a class of Shares are below the Expense Limitation, the Adviser may recoup Expense Limitation Recoupable Amounts previously recorded in respect of such class, on a first-in, first-out (FIFO) basis (such that the oldest Expense Limitation Recoupable Amounts within the applicable three-year period are recouped first), up to the amount by which the Expense Limitation exceeds the Fund’s then-current expenses attributable to such class for that period. Recoupment shall be effected as promptly as reasonably practicable, in conjunction with the next succeeding payment of the Investment Management Fee to the Adviser.

To the extent that any Expense Limitation Recoupable Amount is not recouped within three (3) years from the date of the original Expense Limitation Waiver giving rise to such Expense Limitation Recoupable Amount, the Adviser’s right to recoup such amount, and the Fund’s corresponding obligation in respect thereof, shall expire and be extinguished.

6.	With respect to an Ordinary Operating Expense Limitation Waiver, for a period not to exceed three (3) years from the date on which such Ordinary Operating Expense Limitation Waiver is made by the Adviser, the Adviser may recoup amounts waived or assumed, pursuant to the Ordinary Operating Expense Limitation (“OOE Recoupable Amounts”), provided that the extent of the OOE Recoupable Amounts does not cause the Fund’s ordinary operating expenses attributable to the applicable class (after such recoupment) to exceed the lesser of (a) the Ordinary Operating Expense Limitation in effect at the time of the applicable Ordinary Operating Expense Limitation Waiver, or (b) the Ordinary Operating Expense Limitation in effect at the time of the recoupment.

For each measurement period, the Fund’s ordinary operating expenses attributable to each class of Shares shall be calculated and compared against the Ordinary Operating Expense Limitation. Any such expenses that would exceed the Ordinary Operating Expense Limitation for such period shall be waived or assumed by the Adviser in accordance with Section 2, and the amount of such Operating Expense Limitation Waiver (together with the class and measurement period to which they relate) shall be recorded by the Fund as OOE Recoupable Amounts eligible for recoupment by the Adviser in future periods, subject to the rolling three-year limitation set forth in the preceding paragraph.

In any subsequent measurement period in which the Fund’s ordinary operating expenses attributable to a class of Shares are below the Ordinary Operating Expense Limitation, the Adviser may recoup OOE Recoupable Amounts previously recorded in respect of such class, on a first-in, first-out (FIFO) basis (such that the oldest OOE Recoupable Amounts within the applicable three-year period are recouped first), up to the amount by which the Ordinary Operating Expense Limitation exceeds the Fund’s then-current ordinary operating expenses attributable to such class for that period. Recoupment shall be effected as promptly as reasonably practicable, in conjunction with the next succeeding payment of the Investment Management Fee to the Adviser.

Exhibit (k)(2)(2)

To the extent that any OOE Recoupable Amount is not recouped within three (3) years from the date of the original Ordinary Operating Expense Limitation Waiver giving rise to such OOE Recoupable Amount, the Adviser’s right to recoup such amount, and the Fund’s corresponding obligation in respect thereof, shall expire and be extinguished.

7.	If this Agreement is terminated by the Fund, the Fund agrees to repay to the Adviser any amounts payable pursuant to Section 5 or Section 6 that have not been previously repaid and, subject to the 1940 Act, such repayment will be made to the Adviser not later than (3) three years from the date on which an Expense Limitation Waiver or Ordinary Operating Expense Limitation Waiver was made by the Adviser (regardless of the date of termination of this Agreement), provided that the extent of the Expense Limitation Recoupable Amounts or OOE Recoupable Amounts does not cause the Fund’s expense ratio (after recoupment) or ordinary operating expenses attributable to the applicable class (after recoupment), respectively, to exceed the lesser of (a) the Expense Limitation in effect at the time of the applicable Expense Limitation Waiver or the Ordinary Operating Expense Limitation in effect at the time of the applicable Ordinary Operating Expense Limitation Waiver, as applicable, or (b) the Expense Limitation or Ordinary Operating Expense Limitation, as applicable, as if such Expense Limitation or Ordinary Operating Expense Limitation was still in effect. If this Agreement is terminated by the Adviser, the Fund agrees to repay to the Adviser any amounts payable pursuant to Section 5 or Section 6 that have not been previously repaid and, subject to the 1940 Act, such repayment will be made to the Adviser not later than thirty (30) days after the termination of this Agreement, provided that the extent of the Expense Limitation Recoupable Amounts or OOE Recoupable Amounts does not cause the Fund’s expense ratio (after recoupment) or ordinary operating expenses attributable to the applicable class (after recoupment), respectively, to exceed the lesser of (a) the Expense Limitation in effect at the time of the applicable Expense Limitation Waiver or the Ordinary Operating Expense Limitation in effect at the time of the applicable Ordinary Operating Expense Limitation Waiver, as applicable, or (b) the Expense Limitation or Ordinary Operating Expense Limitation, as applicable, as if such Expense Limitation or Ordinary Operating Expense Limitation was still in effect.

8.	This Agreement will be construed in accordance with the laws of the state of Delaware and the applicable provisions of the 1940 Act. To the extent the applicable law of the State of Delaware, or any of the provisions in this Agreement, conflict with the applicable provisions of the 1940 Act, the applicable provisions of the 1940 Act will control.

9.	This Agreement constitutes the entire agreement between the parties to this Agreement with respect to the matters described in this Agreement.

[Signature page follows]

Exhibit (k)(2)(2)

IN WITNESS WHEREOF, the parties to this Agreement have executed this Agreement as of the date first written above.

FS MVP PRIVATE MARKETS FUND

/s/ Michael C. Forman
By: Michael C. Forman
Title: Chief Executive Officer and President

PORTFOLIO ADVISORS, LLC

/s/ Charles Harper
By: Charles Harper
Title: Managing Director